EXHIBIT 21.1

MCAFEE, INC.
Direct Subsidiaries at December 31, 2004

Foreign and Domestic

CoreKT Security Systems, Inc.
Entercept Security Technologies Europe Ltd.
Foundstone, Inc.
Inversiones NAI Guatemala S.A.
McAfee.com Canada Corp. (NS) ULC)
McAfee Consolidated, Inc.
McAfee.com Holdings Corporation
McAfee.com Limited
MyCIO.com, Inc.
NAI International Holdings Corp.
NA NetTools Holding Company
McAfee A.G.
McAfee Software de Mexico S.A. de C.V.
McAfee, GmbH
Network Associates Holding Company, Inc.
McAfee (Hong Kong) Ltd.
McAfee, S.r.l.